Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL 2012 OUTLOOK

•                  Expect 2012 sales to be in the range of $1.5 billion to $1.6 billion

•                  Expect 2012 Diluted Earnings Per Share to be in the $1.33-$1.45 range

STAMFORD, CT. December 7, 2011 — Hexcel Corporation (NYSE: HXL), today provided its guidance for 2012, projecting solid growth in both revenues and earnings.

Mr. David Berges, Hexcel’s Chief Executive Officer, summarizing the Company’s outlook commented, “In 2012, we expect another year of double-digit sales growth, led by our Commercial Aerospace market thanks to on-going increases in aircraft build rates and new composite rich aircraft programs that are entering production.  Although there is some uncertainty about the medium to long-term prospects of our Space & Defense sales due to potential military budget reductions, we still expect single digit growth in this market in 2012 due to global rotorcraft demand for our materials.  Assuming reasonable availability of credit, we foresee a return to double-digit growth in our Industrial markets led by our wind energy sub-market.  Our combined expectations lead us to conclude that 2012 revenues will be in a range of $1.5 billion to $1.6 billion, at today’s exchange rates.

We continue to target over 20% EBIT leverage on the increasing sales volumes, and 2012 diluted earnings per share should be in the $1.33 to $1.45 range.  This includes an increase in depreciation of more than $8 million above 2011 levels.  Improved profitability in high tax countries will likely cause our effective tax rate to increase to 32% for the year.

As previously disclosed, the surge in demand has led us to pull-forward our expansion plans and we now expect capital expenditures for 2012 to be in the $250 million to $275 million range.  We still expect our capital spending to be funded by our cash from operating activities and our existing credit facilities.”

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

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Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2012 and beyond.  The loss of, or significant reduction in purchases by, Boeing, EADS and Vestas or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achieve planned manufacturing improvements, conditions in the financial markets, product mix, achieve expected pricing and manufacturing costs, availability and cost of raw materials, and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com